LWI FINANCIAL INC.
LORING WARD SECURITIES INC.
SA FUNDS – INVESTMENT TRUST

CODE OF ETHICS
Revised as of December 2, 2016

General

This Code of Ethics (the “Code”) is adopted by LWI Financial Inc. (the “Adviser”), Loring Ward Securities Inc. (the “Distributor”), and SA Funds – Investment Trust (the “Trust”) pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (“Investment Advisers Act”). It is the policy of the Adviser, the Distributor and the Trust in connection with personal securities transactions of all persons associated with them, that such persons at all times shall place the interests of clients of the Adviser and the Distributor and of the Trust’s shareholders first. All personal securities transactions of persons associated with the Adviser, the Distributor and the Trust shall be conducted in a manner consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of such person’s position of trust and responsibility. No such person may take inappropriate advantage of his or her position with the Adviser, the Distributor or the Trust. All such persons must conduct all personal securities transactions in compliance with all applicable Federal Securities Laws. The Trust, the Adviser and the Distributor must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code. However, literal compliance with the Code’s specific provisions will not shield persons associated with the Adviser, the Distributor or the Trust from liability for personal trading or other conduct that violates a fiduciary duty. Definitions of capitalized terms may be found in Section 7.

1.	Prohibitions

No person associated with the Adviser, the Distributor or the Trust:

In connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by an Advisory Client:

(i)	shall employ any device, scheme or artifice to defraud the Advisory Client;

(ii)	shall make to the Advisory Client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	shall engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such Advisory Client; or

(iv)	shall engage in any manipulative practice with respect to the Advisory Client.

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No Access Person:

(a)	Shall purchase or sell, directly or indirectly, any Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, except as provided in the Adviser’s Personal Securities Transactions Procedures then in effect, which are hereby incorporated as a part of this Code.

(b)	Shall purchase or sell, directly or indirectly, any Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, and which to his actual knowledge at the time of such purchase or sale:

	(i)	is being considered for purchase or sale by an Advisory Client; or

	(ii)	is then being purchased or sold by an Advisory Client.

2.	Exempted Transactions

The prohibitions and pre-clearance requirements of Sections 1 and 5 of this Code shall not apply to:

	(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

	(b)	Purchases or sales of Securities which are not eligible for purchase or sale by an Advisory Client.

	(c)	Purchases or sales of Securities which are non-volitional on the part of an Advisory Client.

	(d)	Purchases pursuant to an Automatic Investment Plan.

	(e)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

	(f)	Purchase or sale requests which receive the prior written approval of the CCO of the Adviser because there exists only a remote potential for a conflict of interest with an Advisory Client. The CCO of the Adviser shall record any action taken pursuant to this subsection 2(f).

	(g)	In the event an Access Person or Independent Trustee becomes a director on the board of directors of a publicly traded company, such Access Person or Independent Trustee shall inform the CCO of the Adviser, the Distributor or the Trust, as the case may be, of such election/appointment. In the event that the CCO of the Trust or the Adviser or the Distributor, in consultation with outside counsel as necessary, should decide that the potential for conflicts of interest exist with respect to such person’s obligations as a director of such publicly traded company and the Adviser’s or the Distributor’s duties to their clients or the interests of the Adviser, Distributor or the Trust, such CCO may, acting upon the recommendations of outside counsel as necessary, place restrictions on the activities of, or information received by, such Access Person or Independent Trustee.

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3.	Procedural Matters

	(a)	The CCO of the Trust, the Adviser or the Distributor shall:

		(i)	Furnish a copy of this Code and any amendments to each Access Person of the Adviser, the Distributor or the Trust and each Independent Trustee, and obtain from each such person a written acknowledgement of the receipt thereof. Each Access Person shall provide the respective CCO, on an annual basis, with an executed certificate stating that he or she has read and understood the Code, and recognizes that he or she is subject to the Code. In addition, each Access Person shall certify to the respective CCO on an annual basis that he or she has complied with the requirements of the Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

		(ii)	Notify each such Access Person and Independent Trustee (as applicable) of his/her obligation to file reports as provided by Section 4 of this Code.

		(iii)	Review the reports filed pursuant to this Code on a quarterly basis and compare them to transactions entered into by Advisory Clients as necessary.

		(iv)	Report to the Board of Directors/Trustees of the Adviser, the Distributor or Advisory Client, as the case may be, at the next occurring regular meeting any material violations of the Code as well as any sanctions imposed in response to such violations.

		(v)	Conduct periodic training for Access Persons with respect to the requirements of the Code.

		(vi)	Maintain any records required by Rule 17j-1(f), Rule 204A-1, and Rules 204-2(a)(12) and (13) under the Investment Advisers Act.

		(vii)	Maintain any records pursuant to Section 2(f) of this Code.

	(b)	Every Access Person must report any violations of this Code promptly to the CCO.

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4.	Transactions and Holdings Reporting

The Adviser, Distributor and the Trust utilize Schwab Compliance Technologies (“SCT”) for transaction recording, pre-clearance requests, and compliance attestations and reporting. The Loring Ward Compliance team utilizes the system to approve or reject transitions, request additional information, review accounts, keep track of activity, record violations and communicate with Access Persons.

	(a)	Initial Holdings Report. Every Access Person is required to report to the CCO via SCT his or her ownership in any Security no later than 10 days after becoming an Access Person (i.e., no later than 10 days after beginning employment), which information must be current as of a date no more than 45 days prior to the date of the Access Person’s beginning employment or becoming an Access Person. Such report shall include the title and type of Security, the exchange ticker symbols or CUSIP number, number of shares, and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person. In addition, each Access Person is required to report any account maintained at a broker, dealer or bank or similar institution in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person and the date that the report is submitted by the Access Person.

	(b)	Annual Holdings Report. Within thirty (30) days of the end of each year, each Access Person shall update the Initial Holdings Report on SCT, reporting the title, number of shares and principal amount of each Security Beneficially Owned and each account maintained at a broker, dealer or bank or similar institution, as well as the date that the report is submitted, to the CCO. The information in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

	(c)	Quarterly Transaction and Accounts Report. Every Access Person shall report to the CCO via SCT, the information described in section 4(d) of this Code with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected pursuant to an Automatic Investment Plan; and, provided, further, no Access Person of the Adviser or the Distributor shall be required to make a report with respect to information to the extent that it would be duplicative of information recorded pursuant to Rule 204-2(a)(13).

	(d)	Every Quarterly Transaction and Accounts Report shall be made to the CCO not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and may be on the form provided by the Adviser, the Distributor or the Trust. The report shall contain the following information:

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(i)	The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the number of shares, the interest rate and maturity date (if applicable), and the principal amount of each Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected;

(v)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established. If the Access Person opens a new account, but no transaction was effected, the Access Person is nonetheless still required to report the new account; and

(vi)	The date that the report is submitted by the Access Person.

(e)	A Quarterly Transaction and Accounts Report is not required with respect to information contained in broker trade confirmations or account statements held in the Adviser’s, Distributor’s or Trust’s records if the Adviser, Distributor or Trust receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

(f)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(g)	The reporting requirements under this Section 4 are not applicable to securities held in or transactions for any account over which the Access Person or Independent Trustee has no influence or control.

(h)	An Independent Trustee is required to file a Quarterly Transaction Report with the CCO of the Trust, which sets forth the information required by section 4(d), only if the Independent Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling the Independent Trustee’s official duties as a trustee of the Trust, should have known that during the 15-day period immediately before or after the Independent Trustee’s transaction in a Security, a series of the Trust purchased or sold the Security, or the Adviser or the Trust’s sub-adviser considered purchasing or selling the Security for any series of the Trust.

(i)	At periodic intervals established by the trustees of the Trust, but no less frequently than annually, the CCO of the Trust shall provide a written report to the trustees of the Trust of all material matters raised pursuant to the Code or related procedures during such period, including but not limited to, information about material violations occurring during that period and any sanctions imposed in response to those material violations. Additionally, the CCO will provide to the trustees of the Trust a written certification, which certifies to the trustees of the Trust that the Trust, the Adviser and the Distributor have adopted procedures reasonably necessary to prevent their Access Persons from violating the Code.

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5.	Pre-Clearance Requirements

	(a)	SA Funds

Access Persons must pre-clear any personal securities transactions in the SA Funds that occur in any account over which the Access Person maintains beneficial ownership, including, but not limited to, 30 day round trip buy/sells.

	(b)	Investments in IPOs / Limited Offerings / Hot Issues / Private Placements

Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an (1) Initial Public Offering (“IPO”), (2) Limited Offering, (3) “hot issue” (buying or selling a Security that is sold at a premium over its initial offering price when it is initially made available on the secondary market), or (4) private placement, without obtaining, in advance of the transaction, pre-clearance from the CCO.

Furthermore, Access Persons may not (1) profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within thirty (30) calendar days, (2) accept any personal gift of more than de minimis value from any person or entity that does business with, or on behalf of the Adviser, the Distributor, or any Advisory Client, or (3) serve on the board of directors of a publicly traded company, except as provided for in Section 2(g) herein, without obtaining, in advance, pre-clearance from the CCO.

In order to obtain pre-clearance, the Access Person must complete and submit a Personal Trade Request via SCT. The CCO will review each request for approval and record the decision regarding the request. The general standards for granting or denying pre- clearance are whether the securities are under active or potential consideration for client accounts, and whether any conflict of interest exists between the Adviser and its clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre- clearance any time after it is granted and before the transaction is executed.

	(c)	Outside Business Activities/Private Securities Transactions

All board memberships, advisory positions, trade group positions, management positions, or any involvement with public or private companies must be fully disclosed and submitted for prior approval to the CCO via SCT, with the exception of purely charitable or civic involvements which do not impinge on the Access Person’s work commitment to Adviser. Approval must be obtained through the CCO prior to engaging in the outside business activity and/or private securities transaction. The CCO can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Loring Ward.

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(d)	Gifts and Gratuities (please refer to the Distributor and Adviser Policies and Procedures for specific details of this policy)

In general, Access Persons may give or receive gifts that do not exceed an aggregate annual amount of $100 per person per year. Gifts and gratuities must be pre-cleared through SCT.

6.	Violations

The CCO shall promptly report all material violations of, or deviations from, this Code to the President or CEO of the Adviser, Distributor or Trust, as applicable utilizing the report functions of SCT. These officers shall direct whatever remedial steps they deem appropriate to correct a material violation of the Code, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator. In addition, the CCO may impose additional sanctions, if, based upon all of the facts and circumstances considered, such action is deemed appropriate.

7.	Definitions

For purposes of this Code, the following definitions apply; provided, however, that all such terms shall be construed in a manner consistent with the definitions contained in Rule 17j-1 and Rule 204A-1.

(a) “Access Person” shall mean the following:

(i) with respect to the Adviser, means each officer, director and partner of the Adviser, any Adviser Access Person and any Advisory Person of the Adviser;

(ii) with respect to the Distributor, each officer and director of the Distributor who, in the ordinary course of his business, makes, participates in or obtains information regarding the purchase or sale of Securities for any registered investment company for which the Distributor acts as the principal underwriter or whose functions or duties as part of the ordinary course of business relate to the making of any recommendation to such investment company regarding the purchase or sale of Securities; and

(iii) with respect to the Trust, any Advisory Person of the Trust and each officer and trustee of the Trust, except each Independent Trustee.

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(b)	“Adviser Access Person” means any supervised person of the Adviser who (i) has access to nonpublic information regarding any Advisory Client’s purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or (ii) who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic.

(c)	“Advisory Client” means any individual, partnership, trust, investment company, including the Trust, or other person or organization for which the Adviser provides investment advice or exercises investment discretion. For purposes of clarification, this Code shall not apply to Advisory Client directed activity in an investment advisory account.

(d)	“Advisory Person” of the Adviser or the Trust means any natural person in a control relationship to the Adviser or the Trust who obtains information concerning recommendations made to any series of the Trust with regard to the purchase or sale of Securities by such series.

(e)	“Automatic Investment Plan” shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. Any transaction that overrides a predetermined schedule shall not be deemed a transaction pursuant to an Automatic Investment Plan.

(f)	“Beneficial Ownership” means any interest in securities where a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect “pecuniary interest” in such securities. While the definition of “pecuniary interest” is complex, an Access Person generally has a pecuniary interest in securities if he or she has the opportunity, directly or indirectly, to profit or share in any profit (or lose or share in a loss) on a transaction in securities. Without limiting the foregoing, a person has Beneficial Ownership when the securities in the account are held:

(i) in his or her name (including in any 401(k), defined contribution retirement account or individual retirement account);

(ii) in the name of any of his or her Immediate Family;

(iii) in his or her name as trustee for himself or herself or for his or her Immediate Family;

(iv) in a trust in which he or she has a Beneficial Ownership or is the settlor with a power to revoke;

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(v)	by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit;

(vi)	in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights;

(vii)	by a general or limited partnership of which he or she is a general partner;

(viii)	by a limited liability company of which he or she is a manager-member;

(ix)	by a corporation which he or she uses as a personal trading medium;

(x)	by a holding company which he or she controls; or

(xi)	any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (“Securities Exchange Act”) and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which an Access Person has or acquires.

You do not have an indirect pecuniary interest in securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the securities held by the entity.

(g)	“CCO” shall mean the Chief Compliance Officer or his/her designee, of the Adviser, the Distributor or the Trust, as applicable. When permitted, and pursuant to applicable policies and procedures, some functions under this Code and related procedures may be carried out by the CCO’s designee.

(h)	“Federal Securities Laws” means the Securities Act of 1933 (“Securities Act”), the Exchange Act, Investment Company Act, the Investment Advisers Act, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(i)	“Immediate Family” means any of the following relatives sharing the same household and/or (who) are financially dependent on an Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, and/or any other person deemed to be an Immediate Family member by the CCO. The presumption that a relative is a member of your “Immediate Family” may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide you with any economic benefit.

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(j)	“Independent Trustee” shall mean any trustee of the Trust who is not an Interested Person (as defined in section 2(a)(19) of the Investment Company Act) of the Trust, and who would be required to make a report under this Code solely by reason of being a trustee of the Trust.

(k)	“Initial Public Offering” shall mean an offering of securities registered under the Securities Act, the issuer of which immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

(l)	“Limited Offering” shall mean an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to rules 504, 505 or 506 under the Securities Act.

(m)	“Reportable Fund” means (i) any investment company registered under the Investment Company Act for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act; or (ii) any investment company registered under the Investment Company Act whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

(n)	“Security” means all securities except direct obligations of the government of the United States, bankers’ acceptances, certificates of deposits, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of unit investment trusts investing exclusively in one or more open-end investment companies, none of which are Reportable Funds, and shares of registered open-end investment companies other than the Reportable Funds. Notwithstanding the preceding sentence, a security of an exchange traded fund, whether registered with the Securities and Exchange Commission as an open-end investment company or as a unit investment trust, is a Security. Shares of the Reportable Funds are considered Securities for the purposes of this Code. Purchases and sales of a Security include, among other things, the writing of an option to purchase or sell a Security.

(o)	“Security Held or to be Acquired” by an Advisory Client means (i) any Security which within the most recent 15 days (1) is or has been held by such Advisory Client; or (2) is being or has been considered by such Advisory Client or its investment advisor for purchase by such Advisory Client and (ii) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security described in clause (i) of this definition.

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